GEOSPACE TECHNOLGIES CORPORATION
CHARTER OF THE
COMPENSATION COMMITTEE

(a NASDAQ Listed Company)

The purpose of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") is to develop, review, recommend and approve the compensation arrangements of the Company's executive officers and the policies that govern the Company's compensation and benefit programs for all employees. This Charter sets out the structure and responsibilities of the Committee.

I. Structure and Qualifications.
    The Committee shall consist of at least two directors all of whom shall (1) be independent, as defined by applicable law and the regulations of the NASDAQ Stock Market (the "NASDAQ"), (2) be outside directors, as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and (3) be non-employee directors, as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act").
    The members of the Committee shall be appointed by the Board and may be removed by the Board at any time.
    The Committee may delegate any of its powers and responsibilities to a subcommittee of the Committee.
    If any Committee member does not qualify as a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and as an "outside director", as defined in Section 162(m) of the Code or if the Committee has a reasonable basis for believing such Committee member does not qualify as such, the Committee shall establish a subcommittee (the "Section 162(m) Subcommittee") each member of which shall qualify as a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and as an "outside director", as defined in Section 162(m) of the Code. The Section 162(m) Subcommittee shall have the full authority of the Committee with respect to its responsibilities.

II. Meetings.

The Committee shall meet at least one time each year and may meet at such other times as the Committee shall determine to be appropriate to meet its responsibilities. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

III. Responsibilities.
    The Committee shall:
    Review, approve and report to the Board regarding the Company's overall compensation policy, including compensation philosophy and strategy, short-term and long-term incentive plans and programs, stock ownership plans, and employee benefit plans.
    Review and approve levels of pension benefits, if any, and insurance programs for officers and key employees.
    Serve as the committee to administer the Company's incentive compensation plans and equity-based plans, unless the Board specifically provides otherwise.
    Review the competitiveness of the Company's executive compensation programs to ensure (a) the attraction and retention of executive officers, (b) the motivation of executive officers to achieve the Company's business objectives, and (c) the alignment of the interests of key leadership with the long-term interests of the Company's shareholders.
    Review industry trends in executive compensation and recommend the development of new compensation plans or the revision of existing plans, as necessary.
    Oversee an evaluation of the performance of the Company's executive officers and approve the annual compensation, including salary, bonus, incentive and equity compensation, for the executive officers.
    Review and approve compensation packages for new executive officers and termination packages for executive officers.
    Assist the Board in establishing annual goals and objectives applicable to the compensation of the Company's chief executive officer, evaluate the chief executive officer's performance in light of those goals and objectives, and determine and approve the chief executive officer's compensation level based on this evaluation. The Company's chief executive officer cannot be present during any voting or deliberations by the Committee on such officer's compensation.
    Review and make recommendations to the Board regarding the Company's long-term incentive compensation plans and equity-based plans.
    Review the compensation paid to non-employee directors and make recommendations to the Board for any adjustments. No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as a director.
    Study and review with management the overall effectiveness of the Company's compensation practices and other matters related thereto.
    Produce an annual report of the Committee on executive compensation in compliance with and to the extent required by applicable rules and regulations promulgated by the Securities and Exchange Commission or the NASDAQ to be included in the Company's annual proxy statement or annual report on Form 10-K.
    Review the compensation discussion and analysis and other compensation disclosure management prepares in compliance with and to the extent required by applicable rules and regulations promulgated by the Securities and Exchange Commission or NASDAQ to be included in the Company's annual proxy statement or annual report on Form 10-K.
    Review at least one time annually the Committee's own performance.
    Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
    In its sole discretion, retain, terminate and obtain the advice of outside counsel, compensation consultants, or other experts, advisors or consultants, as it deems appropriate but only after taking into consideration factors relevant to the adviser's independence specified in NASDAQ Listing Rule 5605(d)(3) relating to independence of such person.
    Be directly responsible for the appointment, compensation and oversight of the work of any person so retained.
    Approve any and all fees and other retention terms related any person so retained, such fees to be paid by the Company, which the Committee shall have the sole authority to authorize.
    Report to the Board at least one time annually and at the Board meeting immediately following each meeting of the Committee.
    The Section 162(m) Subcommittee, if necessary, shall:
    Approve the grant of stock options and other forms of equity-based compensation and the award of any other performance-based compensation to the Chief Executive Officer of the Company (the "CEO") and any other officer of the Company who it determines may for an applicable year constitute a "covered employee" as defined by Section 162(m) of the Code (collectively, "Covered Employees"), in accordance with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code.
    Adopt performance goals, if any, with respect to performance-based compensation for Covered Employees, including the CEO, in accordance with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code.
    Determine and certify whether performance goals have been met before performance-based compensation is paid to any Covered Employee, in accordance with Section 162(m) of the Code.
    Take any other action required to be performed by a committee or subcommittee of "non-employee directors" (pursuant to Rule 16b-3 under the Exchange Act) and "outside directors" (pursuant to Section 162(m) of the Code).

The Committee may diverge from the specific activities outlined throughout this Charter as appropriate to satisfy regulatory requirements. In addition to these activities, the Committee may perform such other functions as necessary or appropriate under applicable laws, NASDAQ rules, the Company's certificate of incorporation and by-laws, and the resolutions and other directives of the Board.